AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into as of the 16 day of May, 2003, by and between Bank of America, N.A., a national banking association (the "Bank"), and J. W. Childs Equity Partners II, L.P., a Delaware limited partnership ("Childs"). Capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Stock Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Dobson CC Limited Partnership, an Oklahoma limited partnership ("DCCLP"), Everett R. Dobson, an individual ("Everett"), and the Bank propose to enter into a certain Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which DCCLP and Everett shall, among other things, transfer to the Bank and its permitted assignees and designees (the "Transaction") an aggregate of (i) 284,184 shares (the "Direct Shares") of Class A common stock, par value $0.001 per share ("Class A Stock"), of Dobson Communications Corporation, an Oklahoma corporation (the "Company"), and (ii) 32,300,816 shares of the Company's Class B common stock, par value $0.001 per share ("Class B Stock," and together with the Class A Stock, "Common Stock"), which shares shall be automatically converted into an aggregate of 32,300,816 shares of Class A Stock (the "Conversion Shares"); and

WHEREAS, pursuant to the terms and provisions of that certain Target Repayment Option Agreement and Extended Target Repayment Option Agreement, dated as of March 15, 2002, by and between DCCLP and the Bank, DCCLP granted the Bank an option (the "Option") to acquire up to 400,000 shares of Class A Stock (the "Option Shares," and together with the Conversion Shares and the Direct Shares, the "Acquisition Shares") from DCCLP upon the terms and conditions contained therein; and

WHEREAS, the Company, DCCLP, Childs, the JWC Group Stockholders (as defined in the Stockholder Agreement, as defined below) and AT&T Wireless Services, a Delaware corporation ("AT&T," and together with the Company, DCCLP, the JWC Group Stockholders and Childs, the "Stockholder Agreement Parties"), are parties to that certain Stockholder and Investor Rights Agreement, dated as of January 31, 2000, as amended on February 8, 2001 (as amended, the "Stockholder Agreement"); and

WHEREAS, the Stockholder Agreement Parties, the Bank and certain other parties propose to enter into a certain Agreement and Waiver (the "Waiver"), pursuant to which the Stockholder Agreement Parties shall agree, among other things, that (i) the Bank shall not be required to become, or be deemed to become, a "Stockholder" for purposes of the Stockholder Agreement in connection with the Transaction and (ii) any transfer of Common Stock by the Bank to any other Person shall not be subject to the provisions of Sections 3.4 and 3.7 of the Stockholder Agreement; and

WHEREAS, in order to induce Childs to enter into the Waiver, the Bank desires to restrict the means by which and to limit the number of Acquisition Shares that it may sell, assign, transfer or otherwise dispose of after the consummation of the Transaction, as more fully described herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

AGREEMENT:

1. Limitation on Transfers of Acquisition Shares. Until May 16, 2006 (the "Termination Date," as such date may be extended pursuant to Section 2 hereof), the Bank shall not Transfer any Acquisition Shares to any Person; provided, however, that:

(a) during the period beginning on the date of this Agreement and ending on May 16, 2004, the Bank shall be entitled to Transfer up to an aggregate of 4,000,000 Acquisition Shares in one or more private sale transactions; and

(b) during the period beginning on May 17, 2004 and ending on the Termination Date, the Bank shall be entitled to Transfer Acquisition Shares in transactions that comply with the provisions of Rule 144 under the Securities Act of 1933, as amended.

For purposes of this Agreement, the term "Transfer" shall mean assign, bequeath, convey, create or suffer to exist a lien upon, encumber, gift, grant, hypothecate, issue, mortgage, place in trust, pledge, sell, transfer or otherwise dispose of, in each case whether directly or indirectly, voluntarily or involuntarily (including by testamentary or intestate succession), by operation of law or otherwise.

2. Option to Extend Term of the Agreement. If Childs shall be the Beneficial Owner of at least 50,000 shares of Common Stock on November 16, 2005 (the "Determination Date"), then Childs may irrevocably elect to extend the Termination Date until May 16, 2007 by delivering a written notice to the Bank no later than December 31, 2005. In such written notice, Childs shall (a) specify that it irrevocably elects to exercise its rights provided under this Section 2 and (b) represent that it is the Beneficial Owner of at least 50,000 shares of Common Stock on the Determination Date. If Childs shall have validly exercised its rights provided under this Section 2, then the Termination Date shall be deemed to be extended until May 16, 2007.

3. Termination. This Agreement shall terminate and have no effect whatsoever upon the earlier to occur of (a) the Termination Date (as it may be extended pursuant to Section 2 hereof) and (b) the date on which Childs is no longer the Beneficial Owner of at least 50,000 shares of Common Stock (the earliest to occur of clauses (a) and (b) above, the "Final Termination Date").

4. Exceptions to Limitation on Transfers of Class A Stock. Notwithstanding anything to the contrary contained in this Agreement, at any time on or prior to the Final Termination Date, the Bank shall be entitled to Transfer Acquisition Shares (a) to any of its Affiliates, provided that such Affiliates shall agree to be subject to the terms hereof and the Bank shall be fully liable for any breach of such terms by any such Affiliates, or (b) in connection with an Extraordinary Transaction; provided, however, that if the Bank shall receive any equity securities (such equity securities, the "Equity Consideration") in connection with such Extraordinary Transaction, then each reference herein to the term "Acquisition Shares" shall be deemed to include such Equity Consideration. Any Acquisition Shares Transferred by the Bank pursuant to this Section 4 shall be excluded from the calculation of the number of Acquisition Shares Transferred by the Bank pursuant to Section 1(a) of this Agreement.

5. Beneficial Ownership of Common Stock. Childs hereby represents and warrants to the Bank that as of the date hereof, Childs is the Beneficial Owner of at least 50,000 shares of Common Stock.

6. Disclosures. The Bank represents and warrants to Childs that the Bank has furnished Childs and its legal counsel with complete and accurate copies of all final agreements and documentation regarding the transactions contemplated by this Agreement and all transactions related thereto to which the Bank has access, regardless of whether or not Childs or the Bank are parties thereto.

7. Governing Law. This Agreement shall be governed by, construed in accordance with, and enforced under, the laws of the State of New York.

8. Amendment and Waiver. Any amendment or modification to this Agreement, or any waiver of any provision of this Agreement, shall not be effective unless such amendment, modification or waiver is evidenced by a written instrument and signed by the party against whom enforcement of such amendment, modification or waiver is sought.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Entire Agreement. This Agreement and the Waiver represent the entire understanding and agreement between the parties hereto with respect to, and supersede all prior agreements and understandings between the parties with respect to, the subject matter hereof and thereof.

11. Severability. If one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

12. No Third-Party Beneficiaries. Nothing contained in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person who is not a party to this Agreement.

13. Stock Dividends, Stock Splits, Etc. If at any time on or after the date of this Agreement, the Company shall (a) pay a dividend or make a distribution on the Common Stock in shares of Common Stock, (b) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (c) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (d) issue by reclassification of the Common Stock any shares of its capital stock, then each specified number of shares of Common Stock herein shall be adjusted accordingly.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BANK OF AMERICA, N.A.

By:

Name: Lynn D. Simmons

Title: Senior Vice President

J. W. CHILDS EQUITY PARTNERS II, L.P.

By: J. W. Childs Advisors II, L.P.,

its general partner

By: J. W. Childs Associates, L.P.,

its general partner

By: J. W. Childs Associates, Inc.,

its general partner

By:

Name: Dana L. Schmaltz

Title: Vice President